EXHIBIT F




                  NOTICE OF ANNUAL MEETING, PROXY STATEMENT
                    DATED MARCH 14, 1995, AND PROXY FORM









                                                                March 14, 1995

Dear  Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Tuesday, April 11, 1995, at 7:00 p.m. at the Elmira Holiday Inn, in the City of Elmira, New York. Following the Meeting, desserts, coffee, tea and other refreshments will be served.

The one item on the agenda requiring Shareholders vote will be the election
of  eight  directors.   The candidates nominated for three-year terms, all
currently serving, are: John W. Bennett, Robert H. Dalrymple, Natalie B. Kuenkler, Ralph H. Meyer, Samuel J. Semel, Richard W. Swan and William A. Tryon. The nominated candidate for a one-year term, who is currently
serving, is:  Stephen M. Lounsberry III.   The attached Proxy Statement sets
forth in detail information relating to the nominated candidates as well as those directors continuing in office.

In addition to the above-noted election, we will review our financial performance for the past year and discuss our plans for 1995. Also, Joseph
J. Tascone, Vice President and Senior Trust Investment Officer of Chemung Canal Trust Company, will speak on the topic of Investing: "How to Snatch Defeat from the Jaws of Victory".

It is important that you be represented at the Meeting whether or not you plan to attend in person. Accordingly, we urge you to mark, sign, date and return the enclosed proxy card in the envelope provided. Also, if you plan to attend the Meeting, please mark the proxy card where indicated and include
the number in your group.   Your directors and management look forward to
seeing you on April 11.

                                                          Sincerely yours,

                                                          /s/ John W. Bennett

                                                           John W. Bennett
                                                           President and CEO

                       One Chemung Canal Plaza
                            P.O. Box 1522
                       Elmira, New York  14902

                           Parent Company of
                      CHEMUNG CANAL TRUST COMPANY

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

As directed by the Board of Directors of Chemung Financial Corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Corporation will be held at the Elmira Holiday Inn, One Holiday Plaza, Elmira, New York, Tuesday, April 11, 1995, at 7:00 p.m. for the following purposes:

        1. To elect seven (7) directors, each to hold office for a term of three years and one (1) director to hold office for a term of one year,and in each case until their respective successors have been elected and qualified.

        2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 8, 1995 as the record date for determination of Shareholders entitled to notice of and to vote at this Meeting.

Shareholders are requested to date, sign and mail the enclosed proxy in the envelope provided at their earliest convenience. A prompt response will be appreciated and will save the Corporation additional time and expense.

                             BY ORDER OF THE BOARD OF DIRECTORS

                                          Jerome F. Denton
                                             Secretary
March 14, 1995

                      CHEMUNG FINANCIAL CORPORATION
         ONE CHEMUNG CANAL PLAZA, P.O. BOX 1522, ELMIRA, NEW YORK


                              PROXY STATEMENT

               ANNUAL MEETING OF SHAREHOLDERS, APRIL 11, 1995




GENERAL INFORMATION:

Chemung Financial Corporation and its wholly-owned subsidiary, Chemung Canal Trust Company, are incorporated under the laws of the State of New York.
For purposes of this proxy statement, financial and other information is presented on a consolidated basis for Chemung Financial Corporation (Corporation ) and Chemung Canal Trust Company (Bank). The disclosed information of the Corporation and the Bank should be viewed as though it pertained to one entity, unless otherwise stated.

The Corporation anticipates that the proxy and proxy statement will be mailed to holders of Common Stock of the Corporation on or about March 14, 1995.


SOLICITATION AND REVOCATION OF PROXIES:

This proxy statement is furnished to the Shareholders of Chemung Financial Corporation in connection with the solicitation of proxies by the Board of Directors of the Corporation for the purposes set forth in the attached Notice of Annual Meeting to be held April 11, 1995. The proxy may be revoked at any time prior to the voting thereof. Such right is not limited or subject to any formal procedure. Attendance at the Meeting will not in and of itself revoke a proxy.

The cost of soliciting proxies will be borne by the Corporation and the Bank. In addition to solicitations by mail, some of the directors, officers, and regular employees of the Corporation and the Bank may conduct additional solicitations by telephone and personal contacts without remuneration. American Stock Transfer & Trust Company , the Corporation's transfer agent, will aid the Corporation in the solicitation of proxies and proxy vote tabulations. Nominees, brokerage houses, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record and the Corporation will reimburse such persons for any reasonable expense.

BOARD OF DIRECTORS:

ELECTON OF DIRECTORS

Those persons serving as directors of the Corporation and the Bank, being the same individuals, normally serve three-year terms of office, with approximately one-third of the total number of each such Board of Directors to be elected at each Annual Shareholders
Meeting of each such entity.

The number of directors to be elected at the 1995 Annual Meeting of Shareholders is eight (8); seven (7) for three-year terms and one (1) for a one-year term, each to serve for such term and until their respective successors are elected and qualified. Nominees for director will be elected by a plurality of votes cast at the Meeting by holders of Common Stock present in person or by proxy and entitled to vote on such election. Any other matter requires the affirmative vote of a majority of the votes cast at the Meeting. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld (including broker non-votes) and abstentions are counted as present for the purpose of determining a quorum but are not counted as votes cast.

Proxies returned by Shareholders and not revoked will be voted for the election of the nominees as directors unless Shareholders instruct otherwise on the proxy. If any nominee shall become unavailable for election, the persons designated as proxies reserve full discretion to cast votes for other persons.

The following table sets forth information concerning the Board of Directors' nominees for election as directors and the other directors whose terms of office do not expire at the 1995 Annual Meeting:


                                             Length of Service             Principal Occupation During
   Name and Age                                As Director (1)                     Past 5 Years
NOMINEE WITH TERM
 EXPIRING IN 1996

Stephen M. Lounsberry III                    Since 1995 (1995)             President of Moore & Steele
Age 41                                                                     Corporation, manufacturer
                                                                           of railroad lubrication
                                                                           systems
NOMINEES WITH TERMS
 EXPIRING IN 1998

John W. Bennett                              Since 1988 (1988)             President & CEO of the
Age 61                                                                     Corporation and the Bank
                                                                           since January 1, 1991;
                                                                           formerly President of the
                                                                           Corporation and the Bank;
                                                                           also director of Hardinge
                                                                           Brothers, Inc.

Robert H. Dalrymple                          Since 1995 (1995)             Secretary of Dalrymple
Age 44                                                                     Holding Corporation, parent
                                                                           company for several
                                                                           construction companies








                                             Length of Service             Principal Occupation During
Name and Age                                   As Director (1)                   Past 5 Years

NOMINEES WITH TERMS
 EXPIRING IN 1998

Natalie B. Kuenkler                   Since 1985 (1976)                    Director of various
Age 69                                                                     community organizations

Ralph H. Meyer                        Since 1985 (1981)                    President of Guthrie Age
55                                                                         Healthcare System, a
                                                                           vertically integrated
                                                                           healthcare delivery
                                                                           system

Samuel J. Semel                       Since 1993  (1993)                   President of Chemung Age
68                                                                         Electronics, Inc.,
                                                                           retail electronics store

Richard W. Swan                       Since 1985 (1984)                    President of Swan &
Age46                                                                      Sons-Morss Co., Inc.,
                                                                           insurance brokerage agency

William A. Tryon                      Since 1987 (1987)                    Chairman of the Board and
Age 64                                                                     CEO of Trayer Products,
                                                                           Inc., automotive and truck
                                                                           parts manufacturer; and
                                                                           Chairman of the Board of
                                                                           Perry and Swartwood, Inc.,
                                                                           insurance brokerage agency;
                                                                           formerly a director of the
                                                                           Bank from 1964 to 1976

DIRECTORS CONTINUING IN OFFICE
 WITH TERMS EXPIRING IN 1996

Robert E. Agan                        Since 1986  (1986)                   President and CEO, and
Age 56                                                                     Director of Hardinge
                                                                           Brothers, Inc., machine
                                                                           tool manufacturer

Donald L. Brooks, Jr.                 Since 1985  (1972)                   Physician
Age 66

Boyd McDowell  II                     Since 1985 (1969)                    Retired since April 1,
Age 69                                                                     1991; formerly Chair-
                                                                           man of the Board & CEO of
                                                                           the Corporation and the
                                                                           Bank; also a director of
                                                                           Hardinge Brothers, Inc.

Thomas K. Meier                       Since 1988 (1988)                    President of Elmira
Age 54                                                                     College
DIRECTORS CONTINUING IN OFFICE
 WITH TERMS EXPIRING IN 1996

Charles M. Streeter, Jr.              Since 1985 (1979)                    President of Streeter
Age 55                                                                     Associates, Inc., general
                                                                           contractors

Nelson Mooers van den Blink
Age 60                                       Since 1985 (1983)             Chairman of the Board,
                                                                           Chief Executive Officer,
                                                                           and Treasurer of The
                                                                           Hilliard Corporation,
                                                                           motion control equipment,
                                                                           oil reclaimer and filter
                                                                           manufacturer

DIRECTORS CONTINUING IN OFFICE
 WITH TERMS EXPIRING IN 1997

David J. Dalrymple                    Since 1993 (1993)                    President of Dalrymple
Age 40                                                                     Holding Corporation since
                                                                           December 17, 1993, parent
                                                                           company for several
                                                                           construction companies;
                                                                           formerly Vice President

Richard H. Evans                      Since 1985 (1981)                    Retired since January 1,
Age 64                                                                     1995; formerly Chairman of
                                                                           the Board & CEO of Chas. F.
                                                                           Evans Co., Inc.

Edward B. Hoffman                     Since 1993 (1993)                    Partner with Sayles, Evans,
Age 63                                                                     Brayton, Palmer & Tifft,
                                                                           law firm


John F. Potter                        Since 1991 (1991)                    President of Seneca
Age 49                                                                     Beverage Corp., wholesale
                                                                           distributor of beer, water
                                                                           and soda products

Whitney S.  Powers                    Since 1985 (1983)                    Manufacturing Consultant;
Age 71                                                                     also a director of Hardinge
                                                                           Brothers, Inc.

William C. Ughetta                    Since 1985 (1985)                    Senior Vice President and
Age 62                                                                     General Counsel of Corning
                                                                           Incorporated, a diversified
                                                                           manufacturing company

(1) The date in parentheses reflects the year in which the director was first elected to the Bank Board.

Messrs. Robert H. Dalrymple and Stephen M. Lounsberry III were elected to the Corporation's and the Bank's Boards of Directors on January 11, 1995 and March 8, 1995, respectively.

DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors of the Corporation held eight (8) regularly scheduled meetings and one (1) special meeting during the year ended December 31, 1994. The Corporation has no standing committees.

The Board of Directors of the Bank held twelve (12) regularly scheduled meetings and no special meetings during the year ended December 31, 1994.

Among its standing committees, the Board of Directors of the Bank has an Examining Committee, Nominating Committee and a Personnel Committee.

The Examining Committee makes an annual examination of the Bank as a whole, reviews the Banks internal audit and loan review procedures, and recommends to the Board of Directors the engagement and dismissal of independent auditors. During 1994 this Committee held three (3) meetings. On December 31, 1994 its members were Messrs. Brooks (Chairman), Agan, Hoffman, McDowell, Meyer, Potter, Powers and Semel.

The Nominating Committee selects and recommends to the Board of Directors nominees for election to the Board. The Committee will consider written recommendations by Shareholders for nominees for election to the Board if such recommendations are mailed to the Chairman of the Nominating Committee or to the President of the Corporation at the Corporations Main Office, One Chemung Canal Plaza, Elmira, New York 14902. There were no Committee meetings held in 1994. On December 31, 1994 its members were Messrs. Swan (Chairman), Bennett, Brooks, D. Dalrymple, McDowell, Potter, Powers, Streeter, and Mrs. Kuenkler.

The Personnel Committee reviews employee benefit programs and employee relation policies and procedures. Additional responsibilities include the nomination of officers, recommendation of Executive Officer compensation plans, and establishment of guidelines for setting all other officers' salaries. The Committee held six (6) meetings in 1994 and on December 31, 1994 its members were Messrs. Meier (Chairman), Brooks, D. Dalrymple, Evans, Meyer, Potter, Streeter, Ughetta, and Mrs. van den Blink.

During the year ended December 31, 1994, each director of the Corporation and the Bank attended at least 75% of the aggregate of (1) the total number of Board Meetings held and (2) the total number of meetings held by all committees of which such director was a member, with the exceptions of Messrs. Agan, Brooks, McDowell, and Mrs. Kuenkler who attended 64%, 73%, 72% and 54%, respectively, of such meetings.

DIRECTORS COMPENSATION

Each director of the Bank who is not an officer or employee of the Bank receives an annual retainer of $5,000 and a fee of $300 for each meeting of the Board of Directors attended. Those directors who are members of one or more committees of the Board of Directors also receive a fee of $300 for each meeting of each committee attended, with the exception of the Chairman of each committee who receives $350.

Directors who are not officers or employees of the Corporation receive a fee of $300 for attendance at meetings of the Board of the Corporation which are held on days when there is no meeting of the Board of Directors of the Bank. There was one such meeting during 1994. Otherwise, directors of the Corporation are not compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.

Any director who is entitled to receive a retainer and fees for meetings of the Board of Directors and of committees thereof attended, may elect to have all or a portion of said retainer and fees deferred under the Banks
Deferred Directors Fee Plan . Each participating director may designate, in increments of 10%, the compensation to be deferred, or compensation already deferred, to be allocated to a memorandum Money Market or a memorandum Unit Value Account, or a combination of such accounts. The memorandum Money Market Account of each participating director is credited with the dollar amount of deferral, and interest is computed and added to said account at the times and in the manner and at the rate at which interest is computed for the Bank's Insured Money Market Accounts. The memorandum Unit Value Account of each participating director is credited with the dollar amount of deferral, with the aggregate of said deferred amounts being converted to units on a quarterly basis by dividing the aggregate of said deferred amounts by the closing bid price for shares of the Common Stock of the Corporation on such trading dates as noted in the Plan. Dividends are credited to said account on the dates and at the rate per unit at which dividends are paid per share on the Corporation's outstanding Common Stock and are then converted to
units using the same basis of conversion as for deferred amounts.   Within
certain time limitations, a participating director may elect to receive deferred fees either in a lump sum or in installments.

The aggregate amount of directors retainers and fees paid and deferred during 1994 was $207,350. No additional compensation was received by any director for special assignments or services.

CERTAIN TRANSACTIONS

Some of the directors and officers of the Bank, and some of the corporations and firms with which these individuals are associated, also are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect to loans of $60,000 or more, and it is anticipated that some of these individuals, corporations and firms will continue to be customers of and indebted to the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable bank transactions with unaffiliated persons.

The Bank has purchased insurance from a CNA Company, American Casualty Company of Reading, Pennsylvania, providing for reimbursement of directors and officers of the Corporation and the Bank for costs and expenses incurred by them in actions brought against them for wrongful acts in connection with their duties as directors or officers, including actions as fiduciaries of the Banks Pension and Profit-Sharing Plans, under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in November 1995, costs $18,423 on an annual basis, and has been paid by the Bank. No claims have been made or pad under this insurance.

The Bank has retained Sayles, Evans, Brayton, Palmer & Tifft, of which Mr. Hoffman is a partner, for legal services during the last two years and expects to retain Sayles, Evans, Brayton, Palmer & Tifft for legal services during the current year.

VOTING SECURITIES AND EQUITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The Board of Directors has fixed the close of business on March 8, 1995, as the record date for determination of Shareholders entitled to notice of and to vote at this Meeting.

As of the close of business on February 15, 1995, the Corporation had outstanding 2,093,481 shares of Common Stock. Each of said shares is entitled to one vote at the Meeting with respect to each matter to be voted upon. None of said stock has cumulative voting rights.

To the knowledge of the Corporation, as of January 3, 1995, the only persons who beneficially owned more than 5% of the outstanding shares of the Corporations Common Stock are set forth below:

Mary E. Dalrymple of 661 Foster Avenue, Elmira, New York, David J. Dalrymple of 274 Upper Coleman Avenue, Elmira, New York and Robert H. Dalrymple of 875 Upland Drive, Elmira, New York, may be deemed to have beneficially owned collectively 341,349 shares or 16.31% of the Corporation's Common Stock.
Mary E. Dalrymple, the mother of David J. Dalrymple and Robert H. Dalrymple, owned directly 214,221 of said shares. David J. Dalrymple owned directly 46,162 shares and as custodian for his children under the New York State Uniform Gifts to Minors Act 1,904 shares. Robert H. Dalrymple owned directly 38,000 shares and as custodian for his children under the New York State Uniform Gifts to Minors Act 1,904 shares. Dalrymple Holding Corporation, of which corporation David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders, owned directly 39,158 of said shares. Said total ownership by said three persons does not include 15,115 shares owned by Susquehanna Supply Company of which David J. Dalrymple and Robert H. Dalrymple each own 23.1% of the outstanding common stock nor does it include 1,350 shares and 1,000 shares owned by the respective spouses of David J. Dalrymple and Robert H. Dalrymple. Said persons may be deemed to share beneficial ownership because of family relationships amongst them and because they may be deemed to constitute a "group" within the meaning of Section 13
(d)(3) of the Exchange Act.   The disclosure described herein shall not be
deemed to be an admission by said persons that such a group exists.

The Bank, in various fiduciary, agency and trust capacities held a total of 608,507 shares or 29.1 % of the outstanding stock of the Corporation. When acting in a co-fiduciary capacity, the shares will be voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. Where the Bank is sole trustee, the shares will be voted only if the trust instrument provides for voting the stock at the direction of the donor or a beneficiary and such direction is in fact received. It is the intention of the Bank in its fiduciary capacity to vote those shares as to which it has sole voting power in favor of the proposals as hereinafter described.

As of January 3, 1995, each director or nominee and each Executive Officer named in the Summary Compensation Table herein, individually, and all directors, nominees and Executive Officers as a group beneficially owned Common Stock as reported to the Corporation as of said date as follows (unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares listed):


DIRECTORS, NOMINEES AND                      AMOUNT AND NATURE                     PERCENT OF
EXECUTIVE OFFICERS                           OF BENEFICIAL OWNERSHIP(A)            SHARES OUTSTANDING(B)
Robert  E. Agan                                            450                     --

John W. Bennett(C)                                       7,674                     --

Donald L. Brooks, Jr.                                    1,250                     --

David  J. Dalrymple(D)                                  46,162                     2.21

Robert H. Dalrymple(D)                                  38,000                     1.82

Richard H. Evans                                         9,352                     --

Edward B. Hoffman                                        1,579                     --

Natalie B. Kuenkler(E)                                   6,706                     --

Stephen M. Lounsberry III                                1,625                     --

Boyd McDowell II                                         8,357                     --

Thomas K. Meier                                          2,000                     --

Ralph H. Meyer                                           1,500                     --

John F. Potter(F)                                        8,171                     --

Whitney S. Powers                                        9,675                     --

Samuel J. Semel                                          4,176                     --

Charles M. Streeter, Jr.(G)                             10,213                     --

Richard W. Swan(H)                                      19,133                     --

William A. Tryon                                        14,039                     --

William C. Ughetta                                       6,500                     --

Nelson Mooers van den Blink                              1,476                     --

Jan P. Updegraff(C)                                      3,009                     --

All Directors, Nominees and                            211,891                     10.12
Executive Officers as a group
(24 persons)(I)

Notes:

A. Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power.
B.      Unless otherwise noted, less than 1% per individual.
C. Includes all vested shares of Common Stock of the Corporation held for the benefit of each Executive Officer by the Bank as trustee of the Bank's Profit-Sharing, Savings and Investment Plan, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes all of the shares for which instructions were received from all Plan participants. The power to dispose of shares is held by Plan participants subject to certain restrictions. Messrs. Bennett and Updegraff have a vested interest in 6,578 and 2,859 such shares held by the Plan, respectively. Under the provisions of the Plan, the trustee holds for the benefit of all employees who participate in the Plan
        183,018 shares of the Corporation's Common Stock
D. Does not include 39,158 shares owned by Dalrymple Holding Corporation, of which corporation David J. Dalrymple and Robert H. Dalrymple are officers, directors and the principal shareholders nor 15,115 shares owned by Susquehanna Supply Company, of which company Messrs.
        Dalrymple are each 23.1% owners, as to which shares Messrs. Dalrymple disclaim beneficial ownership. See also VOTING SECURITIES AND EQUITY
        OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND BY DIRECTORS, NOMINEES AND
        EXECUTIVE OFFICERS herein.
E. Includes 4,131 shares held by Mrs. Kuenkler and another as trustees under the Will of a decedent under which Mrs. Kuenkler is an income beneficiary and as trustee shares voting and dispositive powers. Does not include 75,600 shares owned by The Rathbone Corporation, of which Mrs. Kuenkler is a director.
F. Includes 5,448 shares owned by Seneca Beverage Corp., of which corporation Mr. Potter is an officer, director and the principal shareholder.
G. Includes 5,418 shares owned by Streeter Associates, Inc., of which corporation Mr. Streeter is an officer, director and the principal shareholder.
H. Includes 6,000 shares owned by Swan & Sons-Morss Co., Inc., of which corporation Mr. Swan is an officer, director and one of the principal shareholders. Does not includes 2,158 shares held by others as trustees for a trust of which Mr. Swan is an income beneficiary, as to which shares Mr. Swan disclaims beneficial ownership.
I. Does not include 14,441 shares owned as custodians for minor children and owned by spouses of certain officers and directors as to which such officers and directors disclaim beneficial ownership.



Section 16(a) of the Securities Exchange Act of 1934 requires the
Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in beneficial ownership, and annual reports involving security transactions pursuant to one or more rules as set forth under Sections 16(a) and 16(b) of the Securities Exchange Act. Directors, executive officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section
16(a) forms they file.

To the Corporation's knowledge, based on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required for the year ended December 31, 1994, the executive officers, directors and any ten percent shareholder complied with all
Section 16(a) filing requirements.

MANAGEMENT:

DIRECTORS' PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Under the supervision of the Personnel Committee of the Board of Directors
which is composed entirely of outside directors, the Bank has developed and implemented compensation policies which seek to enhance the profitability of the Bank and the Corporation and thus, shareholder value while at the same time providing fair and competitive compensation which will attract and
retain well-qualified executives.   Based upon recommendations of the
Personnel Committee, the Board of Directors sets the annual compensation of the Chief Executive Officer and approves guidelines establishing compensation for other senior management which is then recommended by the Chief Executive
Officer based upon performance and other relevant factors and then approved by the Board of Directors.  Aside from the fringe benefit programs in which all Bank employees participate, annual compensation of all Bank executives consists of an annual salary and a discretionary  bonus which may or may not be deferred at the executive's election.  This bonus is paid only if profits for the year exceed 8% of the Shareholders equity and is recommended by the
Personnel Committee and fixed by the Board of Directors near year-end, when results for the year can be accurately predicted.  The Bank at present has no long term compensation plan such as stock options.


In evaluating the performance and recommending the compensation of the Chief
Executive Officer and the compensation guidelines for the Bank's other senior management, the committee has taken particular note of management's success during 1994 in achieving certain profit, growth and operational objectives which were established by the Board of Directors in the Bank Plan at the beginning of 1994 and compared the Corporation's financial results against the results reported by similar banking businesses in New York and Pennsylvania. In making its evaluation the committee also noted management's successful expansion of the Corporation's market base during 1994 through the acquisition from the Resolution Trust Corporation of deposits and banking offices in three new market areas and the further expansion to a fourth new market area through a merger with an existing full-service bank. The financial and operational measurements considered by the Board were:
profits, return on assets, return on equity, new product development, expense control, asset growth, non-interest income, asset quality and asset liability management. There is no specific weight given to any of these factors and there is no formula whereby a certain performance will result in a certain bonus or salary. he committee subjectively considers total performance and the total financial and operating conditions of the Bank in making its compensation recommendations.

Also, in considering the compensation of the Chief Executive Officer, the committee consulted with Ben S. Cole of Ben S. Cole Financial Inc., an organization which provides comparative information on CEO compensation for a nationwide peer group of independent banks and holding companies having similar asset size. From this consultation it was determined that the performance of the Bank compared favorably with that of its peers and that the compensation paid by the Bank was well within the range of compensation paid by its peers.


In its review of management performance and compensation, the committee has also taken into account management's consistent commitment to the long-term success of the Corporation and its subsidiary. The committee has recognized that the Corporation's profitability in any one year is considerably impacted by the general economic conditions nationally and in its trading areas, over which management has little or no control, and the committee's policy, therefore, is to not over-emphasize, either positively or negatively, a single year's results at the expense of significant, sustained, long-term earnings growth.


Based on its evaluation of these factors, the committee believes that the executive management of the Corporation is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the committee has implemented and administered have contributed to achieving this management focus.



SUBMITTED BY THE DIRECTORS' PERSONNEL COMMITTEE


Thomas K. Meier, Chairman                            John F. Potter
Donald L. Brooks, Jr.                                Charles M. Streeter, Jr.
David J. Dalrymple                                   William C. Ughetta
Richard H. Evans                                     Nelson Mooers van den Blink
Ralph H. Meyer







COMPARATIVE RETURN PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return For Fiscal Years
Ending December 31, 1990 - 1994 Among Chemung Financial Corporation,
NASDAQ - Composite Indes and NASDAQ - Bank Stock Index




                                                     1990    1991      1992      1993     1994
Chemung Financial Corporation                        89.99   71.40     75.55     98.17   113.47
NASDAQ - Composite                                   84.92  136.28    158.58    180.93   176.92
NASDAQ - Bank Stocks                                 73.23  120.17    174.87    199.33   198.69

The cumulative total return includes (i) dividends paid and (ii) changes in the share price of the Corporation's Common Stock and assumes that all dividends were reinvested. The above graph assumes that the value of the investment in Chemung Financial Corporation and each index was $100 on December 30, 1989.

The NASDAQ - Composite and Bank Stock indices were obtained from the Center for Research in Security Prices, University of Chicago, Chicago, Illinois.

EXECUTIVE OFFICERS

During 1994, the names and positions of the executive officers of the Corporation and the Bank, all serving one-year terms, were as follows:

NAME                                  AGE    POSITION (served since)
John W. Bennett                       61     President and CEO of the Corporation and
                                             the Bank(1991); formerly President of the
                                             Corporation and the Bank (1988); and prior
                                             thereto Vice President of the Corporation and
                                             Executive Vice President of the Bank (1986)

Jan P. Updegraff                      52     Vice President and Treasurer of the Corpora-
                                             tion (1990) and Executive Vice President of
                                             the Bank (1990)

Daniel F. Agan                        61     Vice President of the Corporation (1988) and
                                             Senior Vice President of the Bank (1984)

Robert J. Hodgson                     49     Vice President of the Corporation (1990) and
                                             Senior Vice President of the Bank (1988)

James E. Corey, III                   48     Vice President of the Corporation (1993) and
                                             Senior Vice President of the Bank (1993)



EXECUTIVE COMPENSATION

The following information indicates all compensation paid by the Bank during 1994 to the Chief Executive Officer and any of the four highest paid executive officers of the Corporation and the Bank whose total compensation exceedd $100,000.

At present, the officers of the Corporation are not separately compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.

SUMMARY COMPENSATION TABLE


NAME                                  ANNUAL COMPENSATION
AND
PRINCIPAL                                                                              ALL OTHER
POSITION                      YEAR           SALARY($)              BONUS($)(1)        COMPENSATION ($)(2)
John W. Bennett               1994           185,692                30,000                8,174
President & CEO
of the Corporation            1993           162,885                32,000                6,597
and the Bank
                              1992           156,539                18,000                6,713


Jan P. Updegraff              1994           90,385                 25,000                6,266
Vice President &
Treasurer of the              1993           84,692                 20,000                2,100
Corporation and
Executive Vice                1992           82,615                 15,000                3,716
President of the Bank

(1) Includes amounts allocated for the year indicated, whether paid or deferred, to such person under the Bank's Incentive Bonus Plan.
(2) Includes amounts allocated for the year indicated to such person under the Bank's Profit-Sharing, Savings and Investment Plan.


RETIREMENT PLAN

The Bank maintains a non-contributory, defined benefit Retirement Plan trusteed and administered by the Bank. The Plan covers all employees who have attained age 20 with one or more years of service and who have one thousand hours of service during the plan year. Under the Plan, the annual benefit payable to qualifying employees upon their retirement is based on the average of their five highest paid years out of the last ten calendar years of employment. Normal retirement age under the Plan is 65. The Plan also provides for reduced benefit payments for early retirement following age 55. Compensation under the Plan is limited to all of an employees salary, wages, or other regular payments from the Bank, excluding bonuses, commissions, overtime pay, or other unusual payments.
The Retirement Plan provides an annual benefit of 1.2% for each year of credited service to a maximum of 25 years and for each additional year to a maximum of 10 years, 1% times the above average compensation, plus for each year of credited service to a maximum of 35 years , .65% of the above average compensation to the extent it exceeds the average of the taxable wage base in effect under Section 230 of the Social Security Act for each year in the 35
- year period ending with the year in which the participant attains social security retirement age (which base was $24,312 for a participant attaining age 65 in 1994).

The following table sets forth the estimated annual benefits, based upon a straight-life annuity form of pension, payable on retirement at age 65 by a participating employee, assuming final average earnings as shown. Employees become fully vested following 5 years of service.


AVERAGE ANNUAL                        ANNUAL BENEFITS UPON RETIREMENT
EARNINGS                              WITH YEARS OF SERVICE INDICATED


                                10                     20                    30                     35
$100,000                      16,920                 33,839                 49,759                 57,219

$120,000                      20,620                 41,239                 60,659                 69,769

$150,000                      26,170                 52,339                 77,009                 88,594

$190,000                      33,570                 67,139                 98,809                116,694

$200,000                      33,940                 70,839                104,259                119,969


The previously- noted executive officers of the Corporation and the Bank had the following credited full years of service under the Plan, as of December 31, 1994: John W. Bennett (39) and Jan P. Updegraff (24).

Due to the full funding limitation, the Bank made no contribution to the Pension Plan for 1994. Contributions made to the Pension Plan by the Bank totaled $306,288 for 1993, and $316,345 for 1992.

Effective January 1, 1994, the Bank established a non-qualified Executive Supplemental Pension Plan designed to provide a benefit which, when added to other retirement income, will ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives of the Bank. From time to time the Board of Directors may select executives as participants in the plan. Currently, the President is the only plan participant.

The Plan provides an annual benefit equal to the amount, if any, that the benefit which would have been paid under the terms of the Bank's Pension Plan, computed as if the basic Pension Plan benefit formula administered and payable without regard to the special benefit limitations required to comply with Sections 415, 401(a)(17) and other governing sections of the Internal Revenue Code, exceeds the benefit which is payable to the participant under the terms of the Pension Plan on the date of the participant's termination.


PROFIT SHARING, SAVINGS AND INVESTMENT PLAN

The Bank maintains a Profit-Sharing, Savings and Investment Plan for the benefit of all employees with one or more years of service who have attained one thousand hours of service during the Plan year. The Banks contribution in any year is paid out of the Banks net profit and, therefore, is subject to change from year to year. The contribution shall not exceed the maximum amount deductible for income tax purposes for such year. Annual contributions under the Plan are allocated pro rata on the basis of participants aggregate covered compensation, limited, however, to a maximum of 50% of the defined benefit limit under Code Section 415 (b) (1) (A) in effect as of January 1 of the Plan Year for which the contribution is made (50% of $118,800 or $59,400 for 1994). Participants who have earned at least five years of vesting service may make limited withdrawals from the Plans Trust Fund from account balances accumulated prior to January 1, 1985. The Plan further provides the opportunity for all participants to contribute up to 10% of pay on a tax-deferred basis with the Bank matching 50% of the first 6% of that contribution. Both the Bank's profit sharing and matching contributions are invested in the Corporation's Common Stock to the extent available. Participants' accounts are at all times 100% vested, and benefits are payable upon retirement, death, disability, or other termination of employment.

The Bank made contributions to the Profit Sharing, Savings and Investment Plan totaling $423,161 for 1994, $406,798 for 1993, and $450,241 for 1992.

INCENTIVE BONUS PLAN

The Bank instituted an Incentive Bonus Plan effective January 1, 1983, for its senior officers which proveides that the Bank may award bonuses to key management officers and others in such amount as the Board of Directors, in its sole discretion, may, from time to time, determine. Bonuses awarded may be paid in cash or, in certain instances, may be deferred at the participant's option, until his or her retirement or separation from service. The maximukm pool of funds available for the Plan is defined as not to exceed 25% of the amount by which the Bank's profits for any award year exceed 8% of shareholders equity at the beginning of the award year.

The Bank made contributions to the Incentive Bonus Plan totaling $182,500 for 1994, $171,500 for 1993, and $160,000 for 1992.

EMPLOYMENT CONTRACTS

The Bank has employment contracts with nineteen of its senior officers, all vice president level and above. The contracts provide that in the event of termination of any of these officers' employment without cause, the officer shall continue to receive his or her salary at the level then existing and the customary fringe benefits which he or she is then receiving for a period ending December 31, 1996, except for Messrs. Agan, Corey and Hodgson whose guaranteed terms end December 31, 1997, and Messrs. Bennett and Updegreaff whose guaranteed terms end December 31, 1998. The contracts further provide that they may be extended by the Board of Directors on a year-to-year basis and also may be terminated for cause upon thirty days' notice.

OTHER COMPENSATION AGREEMENTS

The Bank maintains several contributory and non-contributory medical, life and disability plans covering all officers, as well as all full-time employees. The Bank does not maintain any stock option, stock appreciation rights or stock purchase or award plans for offficers or directors.

INDEPENDENT PUBLIC ACCOUNTANTS:

The accounting firm of KPMG Peat Marwick, 113 South Salina Street, Syracuse, New York 13202 has acted as the Bank's and the Corporation's independent auditors and accountants for the fiscal year of 1994 and will so act in 1995. Representatives of KPMG Peat Marwick will be present at the Annual Meeting of Shareholders with the opportunity to make a statement. The representatives will respond to appropriate questions.



OTHER BUSINESS:

Management knows of no business which will be presented for consideration, other than the matters described in the Notice of Annual Meeting. If other matters are properly presented, the persons designated as proxies intend to vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS:

Qualified Shareholders desiring to present a proposal at the 1996 Annual Meeting of Shareholders, including a notice of intent to make a nomination at said Meeting, must submit such proposal to the Corporation on or before November 14, 1995. Such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

BY ORDER OF THE BOARD OF DIRECTORS

Jerome F. Denton
Secretary

Date:          March 14, 1995
               One Chemung Canal Plaza
               Elmira, New York 14902

                                CHEMUNG
                                FINANCIAL
                                CORPORATION
                                Subsidiary, Chemung Canal Trust Company



                                NOTICE OF
                             ANNUAL MEETING
                                  AND
                            PROXY STATEMENT



One Chemung Canal Plaza                               Annual Meeting of
P.O. Box 1522                                         Shareholders to be held
Elmira, New York  14902                               April 11, 1995

                              APPENDIX


OMITTED GRAPHIC MATERIAL

The Comparative Return Performance Graph set forth under the heading "Comparison of Five Year Cumulative Total Return For Fiscal Years Ending December 31, 1990 - 1994 Among Chemung Financial Corporation, NASDAQ - Composite Index and NASDAQ - Bank Stock Index", as required by Item 402 (l) of Regulation S-K has been omitted pursuant to Rule 304(d) of Regulation S-T but will be filed with the Securities and Exchange Commission in paper form pursuant to Rule 311(b) of Regulation S-T.
PROXY FORM

                    CHEMUNG FINANCIAL CORPORATION

           ANNUAL MEETING OF SHAREHOLDERS - APRIL 11, 1995
         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   OF CHEMUNG FINANCIAL CORPORATION

John R. Battersby, Darwin C. Farber, and John B. Hintz, each with power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on April 11, 1995 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.


                     (To be signed on Reverse Side)


THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE GIVEN, THE PROXY AGENTS INTEND TO VOTE FOR THE NOMINEES.

                                                    NOMINEES
               FOR     WITHHELD
                                      3-year term:  John W. Bennett
1.  Election  of                                    Robert H. Dalrymple
    Directors.                                      Natalie B. Kuenkler
                                                    Ralph H. Meyer
For, except vote withheld from the                  Samuel J. Semel
following nominee(s):                               Richard W. Swan
                                                    William A. Tryon
                                      1-year term:  Stephen M. Lounsberry III


                                      I/We will attend the Meeting


                                      Number in group


SIGNATURE(S)                                                        DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such.